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                          ARTICLES OF ORGANIZATION
                                     OF
                            EJ MORTGAGE, L.L.C.



            The undersigned hereby forms and establishes a limited liability company under the laws of the State of Missouri.

                                 ARTICLE I

            The name of the limited liability company is EJ Mortgage, L.L.C.

                                 ARTICLE II

            The purposes for which the limited liability company is organized are the transaction of any lawful business for which a limited liability company may be organized under the Missouri Limited Liability Company Act.

                                 ARTICLE III

            The address of the limited liability company's registered agent in Missouri is 12555 Manchester Road, St. Louis, Missouri 63131-3729, and the registered agent in charge thereof at such address is Lawrence R. Sobol.

                                 ARTICLE IV

            The management of the limited liability company is vested in its members.

                                  ARTICLE V

            The latest date on which the limited liability company shall dissolve is December 31, 2050.

                                  ARTICLE VI

            The name and address of the organizer is Connie B. Walsh, 211 N. Broadway, Suite 3600, St. Louis, Missouri 63102.

                                  ARTICLE VII

            For tax purposes, the limited liability company will be operating as a partnership.

            IN AFFIRMATION THEREOF, the undersigned, does hereby declare that the facts herein stated are true, and accordingly has signed these Articles this 30th day of September, 1997.




                                                ------------------------------
                                                Connie B. Walsh, Organizer

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                           OPERATING AGREEMENT
                                   OF
                           EJ MORTGAGE, L.L.C.


            THIS OPERATING AGREEMENT is made and entered into as of the 30th day of September, 1997, by Edward D. Jones & Co., L.P. a Missouri limited partnership, the sole Member.

            1. The Member has caused EJ Mortgage, L.L.C. (the "Company") to be formed on September 30, 1997, as a limited liability company under the Missouri Limited Liability Company Act and, as required thereunder, do hereby adopt this Operating Agreement as the operating agreement of the Company.

            2. The vote, action, decision or consent of the sole Member shall constitute a valid decision of the Member and the Company.

            3. The decisions and actions of the Member shall be carried out by the individuals (the "Individuals") granted authority to act on behalf of the sole Member, pursuant to Resolutions adopted, from time to time, by the Member.

            4. The latest date certain on which the Company is to dissolve is December 31, 2050.

            5. The Member's initial capital contribution to the capital of the Company for its interest in the Company shall be $200,000 and hereafter shall be reflected on the books and records of the Company.

            6. (a) The Individuals and the Member and its respective partners, affiliates, stockholders, members, managers, directors, officers, employees, agents and representatives (individually, an "Indemnitee") shall be indemnified and held harmless by the Company from and against any and all losses, claims, damages, liabilities, expenses (including legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which the Indemnitee may be involved, or threatened to be involved, as a party or otherwise by reason of such Indemnitee's status as an Individual or a Member, an affiliate of a Member or a partner, stockholder, member, manager, director, officer, employee, agent or representative thereof, which relates to or arises out of the Company, its assets, business or affairs, if in each of the foregoing cases
(i) the Indemnitee acted in good faith and in a manner such Indemnitee believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal proceeding, had no reasonable cause to believe such Indemnitee's conduct was unlawful, and (ii) the Indemnitee's conduct did not constitute gross negligence or willful or wanton misconduct. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or

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upon a plea of nolo contendere, or its equivalent, shall not, of itself, create a presumption that the Indemnitee acted in a manner contrary to that specified in (i) or (ii) above. Any indemnification pursuant to this provision shall be made only out of the assets of the Company and the Member shall not have any personal liability on account thereof.

            (b) Expenses (including reasonable legal fees) incurred by an Indemnitee in defending any claim, demand, action, suit or proceeding described in the foregoing SECTION 6(A) may, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding, in the discretion of the Member, upon receipt by the Company of an undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this SECTION 6.

            (c) The indemnification and advancement of expenses set forth in this SECTION 6 Shall not be exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any statute, the Company's articles of organization, this Agreement, any other agreement, a vote of Member, a policy of insurance or otherwise, and shall not limit in any way any right which the Company may have to make additional indemnifications with respect to the same or different persons or classes of persons, as determined by the Member. The indemnification and advancement of expenses set forth in this SECTION 6 shall continue as to a person or entity who has ceased to be Member and shall inure to the benefit of the heirs, executors, administrators, successors and assigns of such a person or entity.

            (d) The Company may purchase and maintain insurance on behalf of the Member against any liability asserted against it and incurred by it in such capacity, or arising out of its status as a Member, whether or not the Company would have the power to indemnify it against such liability under this SECTION 6.

            7. Pursuant to existing law, the Company will be disregarded for federal and state income tax purposes. The admission of one or more additional Members, however, will cause the Company to be recognized for tax purposes, and to be taxed, as a partnership.

            IN WITNESS WHEREOF, the Member has caused this Operating Agreement to be duly executed as of the date first written above.

                                    SOLE MEMBER


                                    EDWARD D. JONES & CO., L. P., a Missouri limited partnership

                                    By:   EDJ Holdings Company, Inc.


                                          By:
                                             --------------------------------
                                             President

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